Exhibit 10.21

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into, effective on August 26, 2021 (the "Effective Date"), by and between Christian A. Brickman ("Employee") and Sally Beauty Holdings, Inc. ("Employer") (Jointly the "Parties").

1.	Separation Matters.

a.Separation Date. Employee shall separate from employment with Employer and its affiliates on September 30, 2021 (the "Separation Date"). As of the Separation Date, Employee shall cease serving as Employer's President and Chief Executive Officer and shall be deemed to have resigned from all offices and directorships held with Employer and its affiliates. Employee agrees to take any and all further acts necessary or requested by Employer to effectuate his resignation of such positions.

b.Transition Period. From the Effective Date through the applicable time on the Separation Date (the "Transition Period"), Employee shall continue to serve in his current positions as an officer and/or director (or similar position) with Employer and any affiliate thereof under the supervision and direction of the non-management members of the Board of Directors of Employer (the "Independent Board''). Promptly following the Effective Date, external and internal notices of Employee's separation  shall be given by Employer in notices or public releases which shall be prepared by Employer under the direction of the Independent Board; provided that Employee shall be given a reasonable opportunity to provide input as to the content of any such notice or release during the Transition Period, which input shall be considered by the Independent Board in its sole discretion. During the Transition Period and in addition to Employee's .other obligations hereunder, Employee agrees to (i) fully cooperate with any transition plan as determined and directed by the Independent Board, (ii) remain loyal to Employer and its affiliates, and (iii) remain subject to the policies of Employer and its affiliates. During the Transition Period, Employer and its affiliates shall continue to pay Employee's base salary and benefits in accordance with existing policies and practices.

2.Consideration. In consideration of the release of all claims by Employee as provided for in Section 3 of this Agreement, and for the other agreements by Employee herein (other than the Final Release as defined below), Employer shall provide Employee the following as consideration (less any withholdings required by law or deductions authorized by the Parties' previous agreement or as otherwise agreed to in this Agreement, the ''Release Consideration") after the Separation Date and as further described below:

a.	Equity-Based Release Consideration.

i.Stock Option Awards. As set forth in Exhibit A hereunder, Employee's outstanding grants of stock option awards with respect to Employer shall become vested to the extent set forth in Exhibit A hereunder, as applicable, as of the Separation Date and remain exercisable for a period of six (6) months after the Separation Date or, if earlier, until such time such options would otherwise expire pursuant to their terms, it being understood that all unvested options that do not vest in accordance with this Section 2(a)(i) shall be forfeited.

ii. Restricted Stock Awards. As set forth in Exhibit A hereunder, Employee's outstanding grants of restricted stock awards with respect to Employer shall become vested to the extent set forth in Exhibit A hereunder as of the Separation Date, it being understood that all shares of restricted stock that do not vest in accordance with this Section 2(a)(ii) shall be forfeited.

iii. Performance Stock Units. As set forth in Exhibit A hereunder, Employee's outstanding grants of performance stock units with respect to Employer shall remain eligible to vest to the extent set forth in Exhibit A hereunder, subject to the attainment of the applicable performance goals thereunder,  it being understood that all performance stock units that do not remain eligible to vest in accordance with this Section 2(a)(iii) (or do not otherwise vest because the applicable performance goals are not attained) shall be forfeited.

b.Transition Consulting Consideration. Employee shall be eligible to earn total potential consulting pay of up to $500,000 for Employee to assist in the orderly transition of his prior duties to such other officers of Employer and such other persons as shall be determined and designed by the Independent Board. Such consulting pay shall be provided to Employee with respect to the six (6) calendar months following the Separation Date, payable in up to six (6) equal installments of $83,333.33; provided that the Independent Board may terminate the above-described consulting arrangement in its discretion at any time, at which time no further installment payments shall be payable or provided to Employee with respect to any full calendar months in which such consulting arrangement is terminated.

c.Preconditions to Release Consideration Entitlement. All payments described in this Section 2 are conditioned upon Employee abiding by the terms of this Agreement, specifically including Sections 6-9 below. Employee further agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.

3.	General Release.

a.Release. In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the "Released Parties"), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown , arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement, but excluding any such claims, demands and/or causes of action (i) arising solely and specifically under the Age Discrimination in Employment Act of 1967 ("ADEA"), (ii) arising from any breach or failure to perform any provision of this Agreement, or (iii) that cannot be waived by a general release (the "Released Claims''). Except as otherwise provided in this Section 3, Employee agrees that the Released Claims include a release of any and all employment claims, negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination (other than ADEA claims) or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, gender identity, national origin, religion, disability, age, whistleblower status, and claims under local, state or federal law, including, but not limited to the Americans with Disabilities Act, the National Labor Relations Act ("NLRA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family Medical Leave Act of 1993, the Worker Adjustment  and Retraining Notification Act and similar state laws, and other federal, state or local laws relating to employment or termination of employment, any personal  injury or other tort claims, and any related attorneys' fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties. Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding. Employee also waives the right to become a member of any class in a case in which claims are asserted against any of the Released Parties based on acts or events occurring on or before the date on which Employee executes this Agreement. The general release in this Agreement specifically includes a release of any claims under state and local laws based on acts or events occurring on or before the date on which Employee executes this Agreement, including to the extent applicable claims under Texas Labor Code Chapters 21 and 45.

b.Other Acknowledgements and Agreements.

i.Employee understands that nothing in this Agreement is intended to interfere with or deter Employee 's right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission ("EEOC'') or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys' fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state  law. Notwithstanding the foregoing, Employee agrees to waive  any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee's behalf, with the exception of complaints or claims made to/with the United States Securities and Exchange Commission ("SEC''). Nothing in this Agreement shall prevent Employee from filing a complaint or claim or communicating in any way with the SEC and obtaining any and all SEC monetary benefits/awards.

ii.Employee also acknowledges ( I ) receipt of all compensation and benefits due on or prior to the Effective Date as a result of services performed for Employer and its affiliates; (2) Employee has reported to Employer in writing any and all work-related injuries incurred during employment with Employer; (3) Employer properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (4) Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and •compliance issues or violations on the part of Employer or any Release Party.

4.Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement resolves all claims, demands and/or causes of action comprising the Released Claims, which Employee may have against Released Parties as of the Effective Date, including but not limited to the Released Claims that he did not know or suspect to exist in his favor at the time of the Effective Date.

5.Final Release. With this Agreement, Employer offers to Employee a second agreement that includes a release of claims under the ADEA for additional consideration (the "Final Release") as set forth in Exhibit B hereunder. As described in the Final Release, Employee has at least twenty-one (21) days to consider the Final Release.

6.	Restrictive Covenants.

a.Confidential Information. In addition to any similar obligations of Employee pursuant to any separate agreement of Employee with Employer or an affiliate thereof, for all periods on and after the Effective Date, Employee shall not, directly or indirectly, use, divulge, transmit or otherwise disclose (except as required by applicable law) any trade secrets or other confidential or proprietary information of Employer or its affiliates, including any such information relating to Employer's or its affiliates' operations, finances, processes, services, techniques, customers or plans ("Confidential Information"); provided that Employee may disclose such information (i) to the extent required to enable Employee to comply with applicable laws and regulations or with duly issued administrative, legislative or legal process (it being understood and agreed that Employee shall provide Employer with notice as soon as reasonably practicable of any such disclosure obligation so that Employer may seek a protective order or other appropriate remedy) and (ii) to Employee's attorneys, accountants and professional advisors, to the extent necessary to facilitate their representation of Employee, so long as, in each case, such attorneys, accountants and professional advisors agree to be bound by this Section 6(a) (it being understood and agreed that Employee shall remain responsible for any breach of this Agreement by any such persons). In addition, Employee is hereby advised that in accordance with the Defend Trade Secrets Act of 2016 an individual may not be held criminally or civilly liable under any federal or state trade secret law for the _ disclosure of a trade secret that (x) is made in confidence to a federal, state or local government official, either directly or indirectly, or to_ an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.Non-Competition. In addition to any similar obligations of Employee pursuant to any separate agreement of Employee with Employer or an affiliate thereof, Employee agrees that commencing as of the Effective Date and continuing for a period of twelve (12) months after the Separation Date, Employee shall not manage, supervise, . or perform services for a Competing Business (as defined below) in the Restricted Area (as defined below) that are similar in purpose or function to the services Employee performed for Employer, or that would otherwise involve the probable use or disclosure of Confidential Information. Nothing herein shall be construed to prohibit: (i) Employee's employment in a separately operated subsidiary or other business unit of a company that would not be a Competing Business but for common ownership with respect to a Competing Business so long as written assurances regarding the non-competitive nature of Employee's position that are satisfactory to Employer have been provided by Employee and the new employer in advance; or (ii) a passive investment interest in a Competing Business through the ownership of less than two percent (2%) of the outstanding shares of a publicly traded company . For purposes of this Section 6(b):

i."Competing Business" means any person, business entity, organization, or separately operated unit or subsidiary of a business entity, that is engaged in or about to become engaged in (x) the business of the retail or wholesale sale, or the distribution of, beauty products in one or more of the following categories: cosmetics, fragrance, hair care and styling, personal care products, skincare and treatment, bath and body products, salon styling tools, or salon hair care products; or, (y) the providing of salon and skincare services, excluding, in each case, any manufacturer of any such beauty products that does not maintain a vertically-integrated distribution business that includes stores.

ii."Restricted Area" means, as it relates to Employee, (x) each of the states within the United States where Employer or its affiliates does business as reflected on the respective websites of Employer or its affiliates (or equivalent public announcements) during the Transition Period in which Employee had supervisory or management authority over, or received Confidential Information about, at any time during the two (2) year period preceding the Separation Date (the "Measurement Period"), (y) a five (5) mile radius surrounding each store or operating facility of Employer or its affiliates that Employee had supervisory or management authority over, or received Confidential Information about, during the Measurement Period, and (z) a fifty (50) mile radius surrounding each office or facility of Employer or its affiliates that Employee regularly worked out of during the Measurement Period.

c.Non-Solicitation. In addition to any similar obligations of Employee pursuant to any separate agreement of Employee with Employer or an affiliate thereof, Employee agrees that commencing as of the Effective Date and continuing for a period of twelve (12) months after the Separation Date, Employee shall not, nor shall Employee assist any third party to, directly or indirectly: (i) recruit, raid, solicit, or attempt to persuade any employee of Employer or an affiliate thereof to work for one of their competitors; (ii) interfere with the performance by any such persons of their duties for Employer or an affiliate thereof; or (iii) communicate with any such persons for the purposes described in items (i) or (ii), it being understood that this Section 6(c) applies to any such employee who is an employee of Employer or an affiliate thereof at any time during the period commencing six (6) months prior to the Separation Date and ending twelve (12) months after the Separation Date.

d.Non-Disparagement. Employee shall not disparage, malign, embarrass, or damage the reputation of Employer or any of Employer's current or former employees or current or former members of the Board of Directors or similar governing body of Employer or any affiliate thereof (collectively, the "Board"). Employee further agrees that Employee shall not take any steps to influence or deter any investor or shareholder with respect to their investment(s) or relationship(s) with respect to Employer.  Employee further agrees not to, directly or indirectly,  contact or otherwise communicate with any of Employer's employees, or current or former members of the Board for the purpose of, or in a manner having the effect of, disparaging, embarrassing, or otherwise harassing such persons.

e.Condition Precedent. The Parties agree and acknowledge the other Party's agreement to abide by the terms of this Section 6 and its requirements was a necessary condition precedent to the decision on the part of both Parties to enter into this Agreement. The Parties further acknowledge and agree that in the event of a breach by Employee, Employer's obligations, including those financial obligations set forth in Section 2 above or in the Final Release, shall become null and void. Further, Employee shall have an obligation to repay any monies or benefits received under this Agreement or the Final Release, including any monies and benefits paid and received under Section 2 above or pursuant to the Final Release, to Employer as part of a reasonable remedy for such breach, along with all available legal remedies. Nothing in this Section 6 of the Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the EEOC, the National Labor Relations Board ("NLRB"), the SEC, and/or otherwise participating in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by Employee, on Employee's behalf, or by any other individual.

f.Injunctive Relief; Blue Penciling. Employee acknowledges and agrees that the covenants contained in this Section 6 are reasonable in scope and duration, do not unduly restrict Employee's ability to engage in his livelihood, and are necessary to protect Employer's legitimate business interests. Without limiting the rights of Employer to pursue any other legal and/or equitable remedies available to it for any breach by Employee of the covenants contained in this Section 6, Employee acknowledges that a breach of those covenants would cause a loss to Employer for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate Employer for a breach of those covenants and that, accordingly, Employer shall be entitled to injunctive relief, without the posting of any bond or similar security, to prevent any breach or continuing breaches of Employee's covenants as set forth in this Section 6. It is the intention of the Parties that if, in any such action before any court of competent jurisdiction empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be illegal, invalid or unenforceable under any present or future law, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the maximum extent permitted by applicable law.

7.Return of Property. No later than such time that is five (5) days following the Separation Date, Employee shall return any and all records or other documents (regardless of media) relating to the business of Employer or its affiliates, whether prepared by Employee or otherwise, and Employer-issued equipment and keys, including, by way of example but not limitation, laptop, iPad, printer, scanner, and/or employee badge, all of which shall be the exclusive property of Employer.

8.Tax Indemnification. Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. The Parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties. To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that Employee shall indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys' fees) and/or penalties with respect to taxes or the failure to withhold.

9.Cooperation. Employee agrees that he shall assist and cooperate with Employer regarding any legal matters, including litigation matters that arise or continue beyond the separation of Employee's employment. Employee shall not receive additional compensation for such assistance and cooperation; however, Employer shall reimburse Employee for all reasonable expenses incurred in fulfilling this obligation.

10.Employee's Attorneys' Fees and Costs. Employee acknowledges and represents that all claims for attorneys' fees, costs, or other recoverable expenses that Employee's attorneys may hold against Employer as Employee's attorneys shall be satisfied solely by Employee.

11.Employment Reference and Verification. Employee agrees that for any employment verification or reference purposes, Employee shall refer prospective employers to the third-party service entitled "The Work Number" 1-800-367-5690 or www.theworknumber .com. This online employment verification service can provide confirmation of employment and dates of employment. The relevant employer code to use is 11140. Should this service change, Employee agrees to use the third-party service then used by Employer. Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee's employment with Employer.

12.Exceptions. Nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality and other restrictive covenants, tax indemnification, Employee's attorneys' fees and costs, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee's behalf, except where such a waiver of individual relief is prohibited and except for a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, nothing in this Agreement is intended to affect or diminish any rights Employee may have for indemnification or other protections under any insurance policy issued and which may cover Employer, its parents or subsidiaries (including but not limited to rights under Directors and Officers liability insurance policies and commercial general liability policies), to the same extent as if this Agreement did not exist and he remained an employee. Further, Employee shall continue to retain his rights to indemnification and other protections under any corporate bylaws or other corporate documents or applicable individual contracts, to the same extent as if this Agreement did not exist and he remained an employee.

13.Miscellaneous.

a.Entire Agreement; No Assignment. This Agreement (including the Final Release) sets forth the entire agreement between the Parties and no representation, promise, or condition not contained herein shall modify these terms, except any prior agreements related to inventions, business ideas, confidentiality of corporate information, non-competition and non-solicitation remain intact. The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment. Employee represents that Employee has not assigned any of the claims related to the matters set forth herein, it being understood for the avoidance of doubt that this Agreement is for the benefit of Employer and the other Released Parties and their successors and shall be binding on Employee and his heirs, devisees, successors and assigns.

b.No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer, the Released Parties, or Employee.

c.Read Agreement/Advice of Attorney. Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee's own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

d.Applicable Law and Severability. The Parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed in accordance with the laws of the State of Texas. The Parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable under any present or future law, the Parties intend the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid, or unenforceable part shall be deemed modified to the extent necessary to make it enforceable to the maximum extent permitted by applicable law. A facsimile, pdf, or e-mail copy of any Party's signature shall be deemed as legally binding as the original signature.

e.Notice. Any notice to be given to Employer hereunder shall be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, or via facsimile or email (facsimile: (940) 297-4594; email: JHenrich@Sallybeauty.com ). Any notice to be given to Employee hereunder shall be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee's last known address as shown on Employer's records. Either Party may designate a different address or addresses by giving notice according to this Section 13(e).

f.Confidentiality. Employee agrees to keep the terms and conditions of this Agreement (including any and all discussions, communications and documents relating to the matters and negotiations that led to consummation of this Agreement) confidential to the extent allowed by law, except Employee may supply a copy to Employee's accountant or other financial advisor solely in connection with preparing Employee's income tax return, and Employee may disclose this Agreement to members of Employee's immediate family and to Employee's attorney on a confidential basis. Employee may also provide a copy of this Agreement to a potential future employer, after receipt of a job offer, to confirm any ongoing obligations owed to Employer under the terms of this Agreement.

14.Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Employee, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither Employer nor its directors, officers, employees, or advisors shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code. Any installment payment hereunder shall be deemed to be a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code. Notwithstanding any provisions of this Agreement to the contrary, if Employee is a «specified employee" (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by Employer consistent with Section 409A of the Code), at the time of Employee's separation from service, and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to Employee without Employee incurring taxes, interest or penalties under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six (6)-month period immediately following Employee 's separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the date of Employee's separation from service or (ii) Employee's death.

[Signature Page to Follow]

The Parties have signed this Agreement on the dates written by the signatures below.

EMPLOYEE:

/s/ Christian A. BrickmanDate:8/26/2021

Christian A. Brickman

EMPLOYER:

/s/ Robert R. McMasterDate:8/26/2021

By: Robert R. McMaster

Chairman, Board of Directors

Signature Page to Separation Agreement

EXHIBIT A

Type of Award	Date of Grant	Shares / Target Shares that Remain Subject to Award Immediately Prior to Separation Date	Original Vesting Schedule	Release Consideration: Modified Award Vesting
Option	11/04/20	354,536	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 118,179 Option Shares •Total Exercisable Option Shares of 118,179
RSA	11/04/20	145,214	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 48,405 Restricted Shares
PSU	11/04/20	145,214	Multi-Year Performance Subject to Three-Year Cliff Vesting

•Continued Potential Vesting with respect to the 24,202 Performance Stock Units Relating to the Year 1 Adjusted Operating Income PSU Award

•Vesting Remains Subject to Performance Attainment

•Any Shares Payable on Performance Attainment will be Delivered to Employee by December 15, 2021

Option	11/05/19	240,091	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 80,030 Option Shares •Total Exercisable Option Shares of 160,060 (Taking into Account Previously Vested Option Shares)
RSA	11/05/19	52,853	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 26,426 Restricted Shares
Option	11/01/18	232,081	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 77,361 Option Shares •Total Exercisable Option Shares of 232,081 (Taking into Account Previously Vested Option Shares)
RSA	11/01/18	24,256	Annual Three- Year Ratable Vesting	•Accelerated Vesting of 24,256 Restricted Shares
Option	11/01/17	210,200	Annual Three- Year Ratable Vesting	•Option Shares are 100% Vested and Exercisable
Option	11/01/16	321,409	N/A – Fully Exercisable Immediately Prior to Separation Date	•Option Shares are 100% Vested and Exercisable

Option	10/28/15	302,961	N/A – Fully Exercisable Immediately Prior to Separation Date	•Option Shares are 100% Vested and Exercisable
Option	10/29/14	162,484	N/A – Fully Exercisable Immediately Prior to Separation Date	•Option Shares are 100% Vested and Exercisable
Option	06/02/14	130,952	N/A – Fully Exercisable Immediately Prior to Separation Date	•Option Shares are 100% Vested and Exercisable

EXHIBIT B

FINAL RELEASE

RELEASE OF CLAIMS

This FINAL RELEASE OF CLAIMS (this "Final Release") is made on and effective as of October 1, 2021 (the "Release Date") by Christian A. Brickman ("Employee") in favor of Sally Beauty Holdings, Inc. (the "Employer"), and the other Released Parties (as defined herein) in connection with the Separation Agreement entered into by and between Employee and Employer dated August 26, 2021 (the "Separation Agreement "). Unless otherwise defined herein, all capitalized terms used in this Final Release that are defined in the Separation Agreement shall have the meanings assigned to them in the Separation Agreement.

WHEREAS, the Separation Agreement includes a general release of claims by Employee in favor of the Released Parties, which did not include a release of claims under the Age Discrimination m Employment Act of 1967 ("ADEA");

WHEREAS, Employer wishes to obtain a final release of all claims, including claims under the ADEA as of the Release Date by Employee; and

WHEREAS, Employee is willing to execute and deliver this Final Release to Employer, as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.Consideration. Following Employee's execution and return of this Final Release, provided this Release is not timely revoked, Employer shall pay to Employee (i) a cash amount that is equivalent in value to, and in lieu of, the portion of the PSU consideration described on Exhibit A of the Separation Agreement that is attributable to 9,852 PSUs (with actual performance applied thereto), which cash amount, if payable, shall otherwise be paid in accordance with the Separation Agreement without duplication, and (ii) an amount equal to Employee's non-prorated annual bonus for fiscal year 2021, which, for the avoidance of doubt, shall be equal to the bonus (less any withholdings required by law or deductions authorized by the Parties' previous agreement or as otherwise agreed to in the Separation Agreement), if any, that would have been earned by Employee for fiscal year 2021 if he had remained employed on the normal payment date for such bonus under Employer's Annual Incentive Plan ("Final Year Bonus"). This Final Year Bonus shall be paid at the same time that the fiscal year 2021 annual bonuses are paid under Employer's Annual Incentive Plan to active participants, but in any event prior to December 15, 2021.

2.	Waiver and Release of Claims.

a.Release. In consideration of the foregoing, including the payment described in Section 1 above, which Employee hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the "Released Parties"), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before Release Date but excluding any such claims, demands and/or causes of action (i) arising from any  breach or failure to perform any provision of this Final Release or the Separation Agreement, or (ii) that cannot be waived by a general release (the "Released Claims"). Except   as otherwise   provided   in   this   Section   2, Employee agrees that the Released Claims include a release of any and all employment claims, negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, gender identity, national origin, religion, disability, age, whistleblower status, and claims under local, state or federal law, including, but not limited to the Americans with Disabilities Act, the ADEA, the NLRA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of

1866, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act and similar state laws, and other federal, state or local laws relating to employment or termination of employment, any personal injury or other tort claims, and any related attorneys' fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties. Employee waives and releases Employer and the Released Parties from any claims that this Final Release was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Final Release not binding. Employee also waives the right to become a member of any class in a case in which claims are asserted against any of the Released Parties based on acts or events occurring on or before the Release Date. The general release in this Final Release specifically includes a release of any claims under state and local laws based on acts or events occurring on or before the Release Date, including to the extent applicable claims under Texas Labor Code Chapters 21 and 45.

b.Other Acknowledgements and Agreements.

i.Employee acknowledges that Employee has been given a reasonable period of time consider this Final Release and has been advised consult with an attorney prior to signing this Final Release. Employee has twenty-one (21) days after the Separation Date to consider whether to sign this Final Release (the "Consideration Period"). As noted below, Employee must return this signed Final Release to Employer's representative set forth below within the Consideration Period. If Employee signs and returns this Final Release before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven (7) days after the Release Date to revoke this Final Release, by delivering a written notice of revocation within the seven (7)-day revocation period to the same person as Employee returned this Final Release. If the revocation period expires on a weekend or holiday, Employee shall have until the end of the next business day to revoke. Employee agrees with Employer that changes to this Final Release, whether material or immaterial, do not restart the running of the Consideration Period. Any such return or revocation of this Final Release shall be (i) addressed to John M. Henrich, c/o Employer at its offices, General Counsel, Sally Beauty Holdings, Inc., 300 I Colorado Boulevard, Denton, Texas 76210, or via facsimile or email (facsimile: (940) 297-4594; email: JHenrich@Sallybeauty.com) and otherwise in accordance with Section 13(e) of the Separation Agreement.

ii.Employee understands that nothing in this Final Release is intended to interfere with or deter Employee's right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Final Release would require Employee to tender back the money received under this Final Release if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received under the Final Release. Further, nothing in this Final Release is intended to require the payment of damages, attorneys' fees or costs to Employer should Employee challenge the waiver of an ADEA or state Jaw age discrimination claim or file an ADEA or state Jaw age discrimination suit except as authorized by federal or state Jaw. Notwithstanding the foregoing, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee's behalf, with the exception of complaints or claims made to/with the SEC. Nothing in this Final Release shall prevent Employee from filing a complaint or claim or communicating in any way with the SEC and obtaining any and all SEC monetary benefits/award.

iii.Employee also acknowledges that Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any released person or entity arising from the Effective Date through such time that this Final Release is executed by Employee.

3.Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Final Release resolves all claims, demands and/or causes of action comprising the Released Claims, which Employee may have against Released Parties as of the Release Date, including but not limited to the Released Claims that he did not know or suspect to exist in his favor at the time of the Release Date.

4.Amendment; Revocation. This Final Release may not be clarified, modified, changed or amended except in writing signed by Employee and Employer. Notwithstanding any other provision in this Final Release to the contrary, Employee may revoke this Final Release, in writing, for up to seven (7) days after the date of Employee's execution of this Final Release, by delivering a written notice of Employee's revocation of this Release to Employer in accordance with Section 2(b)(i) above.

5.Separation Agreement. The provisions of Sections 6, 8, 10, 12, 13 and 14 of the Separation Agreement are incorporated herein by reference and shall apply mutatis mutandis as if such provisions were specifically set forth in this Final Release.

6.Successors and Heirs. This Final Release is for the benefit of Employer and the other Released Parties and their successors and shall be binding on Employee and his heirs, devisees, successors and assigns.

[Signature Page to Follow]

The Parties have signed this Final Release on the dates written by the signatures below. Notwithstanding any other provision in this Final Release, if Employee does not sign and deliver this Final Release to Employer in accordance with Section 2(b)(i) above during the Consideration Period or if Employee revokes this Final Release during the applicable revocation period set forth above, then this Final Release shall be null and void and Employee shall not be entitled to the consideration described in Section I above.

EMPLOYEE:

/s/ Christian A. BrickmanDate:10/1/2021

Christian A. Brickman

EMPLOYER:

/s/ John HenrichDate:10/1/2021

John Henrich, General Counsel

Signature Page to Final Release